Exhibit 10.2

EMPLOYMENT AGREEMENT

In consideration for being employed by Adaptec, Inc. (hereinafter, "Adaptec"), Christopher O'Meara (hereinafter, "Employee") and Adaptec acknowledge and agree to be bound by the following Executive Employment Agreement effective as of August 14, 2007 (the "Effective Date"). This Agreement supersedes the terms of Employee's offer letter and prior employment agreement, dated as of March 21, 2006.

1. DUTIES AND RESPONSIBILITIES: Employee will be employed by Adaptec in the position of Chief Financial Officer, reporting to Adaptec's Chief Executive Officer (hereinafter, "CEO"). Employee's duties and responsibilities will be assigned by Adaptec's CEO or his designee. Employee's duties and responsibilities may be altered, modified and changed as Adaptec's CEO deems appropriate.

2. COMPENSATION: Employee's base salary will be $325,000 per year. Adaptec's CEO and Compensation Committee of the Board of Directors may increase Employee's base salary from time to time as they deem appropriate. In addition, Employee will be eligible to participate in Adaptec's Executive Bonus Incentive Plan at a targeted amount of 60% of annual base salary. That plan has a variable payout based upon Adaptec's performance, as well as the performance of Employee. The performance targets for Adaptec and Employee which shall serve as the basis for awarding Employee an incentive bonus shall be established by Adaptec's CEO and Board of Directors, in their sole discretion, at the beginning of each Fiscal Year. It is within the sole discretion of Adaptec's CEO or his designee to determine whether Employee achieved all or part of the targets established as well as the resulting bonus amount to be awarded. All bonus plans, including all performance targets and all other aspects and conditions of those plans, shall be established by and subject to change and modification by Adaptec's CEO and Board of Directors in their sole discretion.

3. STOCK OPTIONS:  As deemed appropriate by Adaptec's CEO and Board of Directors, Employee may receive option grants under the 2004 Equity Incentive Plan. The future grants will vary in number given and in vesting schedules.

4.   BENEFITS: Employee shall be eligible for all benefits normally and regularly provided to Adaptec's executive staff as may be in effect from time to time, if any, in accordance with the rules established from time to time for individual participation in any such plans. Since Employee is a rehire he will receive prior service credit for vacation benefits and will accrue at a rate of 20 days of vacation per year. In addition, Employee will be entitled to receive the following benefits: a $650 per month automobile allowance, reimbursement for personal financial and tax advice up to $2,500 per year, reimbursement for health club initiation fees of up to $300 plus 50% of the club's monthly dues up to $55.00 per month, survivor benefit management services up to a maximum cost of $3,000, and a company-paid annual physical examination. Employee shall also be eligible to participate in Adaptec's Deferred Compensation Plan as provided by that plan's documents.

5. EMPLOYEE'S AT-WILL EMPLOYMENT: Employee understands and

agrees that his employment relationship with Adaptec is for an INDEFINITE PERIOD and is on an AT-WILL basis. This means that Employee is free to terminate his employment with Adaptec at any time with or without cause or notice and that Adaptec is similarly entitled to terminate Employee's employment at any time with or without cause or notice. Employee understands and agrees that the AT-WILL nature of his employment with Adaptec will be maintained throughout the time he is employed by Adaptec and can only be changed by an express written employment contract specifically prepared for Employee and signed by Adaptec's CEO. If Employee's employment is terminated for any reason, including as a result of resignation or constructive termination, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as expressly and specifically required by Paragraph 8 of this Agreement.

6.   OUTSIDE ACTIVITIES: During Employee's employment with Adaptec, he agrees to devote his full productive time, energies and abilities to the proper and efficient management of Adaptec's business. Without express, prior written authorization from Adaptec's Board of Directors, Employee shall not, directly or indirectly, during the term of his employment: (1) render services of a business, professional or commercial nature, to any other person, firm, entity, or business, whether for compensation or otherwise; or (2) engage in any activity competitive with or adverse to Adaptec's business or welfare, whether alone, or as an owner, shareholder or partner, or as an officer, director, employee, advisor, contractor or consultant; or (3) serve as a Director of a for-profit public company or as a Director of a for profit private company with a valuation in excess of $10,000,000, without the prior written consent of Adaptec's CEO.

7. PROTECTION OF ADAPTEC'S CONFIDENTIAL AND PROPRIETARY INFORMATION AND TRADE SECRETS: During Employee's employment with Adaptec as well as at all times following his termination thereof, Employee agrees to abide by and comply with the Employee Proprietary Information Agreement which he entered into, a copy of which is attached hereto and incorporated herein as "Exhibit A."

8. TERMINATION OF EMPLOYMENT:

(a) Termination for Cause: Adaptec and Employee agree that Adaptec may terminate Employee's employment and terminate this Agreement at any time "for cause," which shall include any one or more of the following reasons:

(1) A deliberate or serious violation of the Employee's material duties as assigned by Adaptec's CEO;

(2) Refusal or unwillingness to perform such material duties in good faith;

(3) A breach or violation of any other terms or conditions of this Agreement, including the Employee Proprietary Information Agreement;

(4) Neglect or poor performance of duties, if not remedied to Adaptec's CEO's satisfaction after written notice has been given to the Employee by Adaptec's CEO or his designee;

(5) Arrest of the Employee for a felony, a serious violation of the law, or other crime involving moral turpitude, fraud, misappropriation of funds, habitual insobriety or illegal drug use;

(6) Substance abuse or any other action on the part of the Employee involving willful and deliberate malfeasance or gross negligence in the performance of his duties and responsibilities;

(7) Prolonged absence from duties without the consent and approval of Adaptec's CEO, including but not limited to, where Employee is permanently disabled, which, from the CEO's sole discretion, constitutes justification for Employee's termination;

(8) Employee's death.

(b) Consequences of Termination for Cause: In the event Adaptec exercises its option to terminate Employee "for cause" as defined in this paragraph, Employee shall be entitled only to the unpaid salary and unused vacation benefits which he has accrued through and until the date of his termination. There shall be no entitlement to compensation for any partially- accrued, unused sabbatical. Employee shall be entitled to no other or further compensation, benefits or severance payments of any kind or nature in the event he is terminated "for cause." Should the Employee be terminated "for cause" as provided in this paragraph, Adaptec will provide the Employee with a written statement detailing such cause.

(c) Termination Without Cause: Adaptec, by action of its CEO, may terminate Employee's employment and terminate this Employment Agreement at any time and for any reason without cause by giving Employee written notification of termination. In the event Adaptec exercises its option to terminate Employee without cause, upon Employee signing a Separation Agreement and General Release, Adaptec shall:

(1) pay Employee his unpaid salary and unused vacation benefits he has accrued prior to the date of his termination;

(2) pay to Employee within 30 days following his termination of employment with Adaptec a one-time payment equal to one year of base salary; plus an additional week of base salary for each year of service beyond three years of service. Employee's prior service to the 2006 rehire date will not be considered in calculating tenure.

(3) provide outplacement services on Employee's behalf through the use of a company or consultant to be chosen by Employee in an amount not to exceed $10,000, said payments to be made directly to the outplacement service provider;

(4) provide Employee and his legal dependents with coverage under Adaptec's health, vision and dental insurance plans pursuant to the terms of the Consolidated Omnibus Budget And Reconciliation Act ("COBRA") following the termination of Employee's employment with Adaptec. Adaptec agrees to pay the premiums for those COBRA benefits for the period of one year following the termination of his employment.

(d) Change of Control: If within one (1) year of the Change of Control: 1) Employee is no longer Chief Financial Officer reporting to Adaptec's Chief Executive Officer (or on the case of a Change of Control as defined in Section 2(h)(i), 2(h)(iii) or 2(h)(iv) of Adaptec's 2004 Equity Incentive Plan, as in effect on the date hereof (the "2004 Plan"), the Chief Financial Officer of the parent of Adaptec reporting to the Chief Executive Officer of the parent); 2) There is a material reduction in Employee's duties or responsibilities from those in effect prior to the Change of Control, 3) There is a material reduction, without Employee's consent, of the annual base and target incentive compensation specified in this letter of agreement; 4) Adaptec's successor after a Change in Control fails to assume this letter of agreement; 5) Employee's employment is terminated without cause by Adaptec or Adaptec's successor; 6) if Employee's position of responsibility is substantially changed; or 7) if Employee's position relocates to more than 25 additional commute miles (one way) and Employee elects to be terminated:

Upon signing a Separation Agreement and General Release, Employee shall receive a one-time payment equal to 1 (one) times the annual base pay, 1 (one) times the targeted bonus, COBRA benefits for 1 (one) year, and outplacement assistance as noted in (c) (3). Employee will also receive accelerated option vesting as noted in the Change of Control provisions of the 2004 Equity Incentive Plan. If the employee has less than one year of service with the Company at time of Change of Control termination, then Employee will receive the greater of a prorated amount of (d) or the full payment in the prior section (c) (1- 4) whichever is greater.

For the purposes of this Agreement, the term "Change of Control" shall have the same meaning ascribed thereto in Section 2(h) of the 2004 Plan.

(e) Termination at Option of Employee: This Agreement may be terminated by Employee and Employee has the right to resign his employment with Employer in his sole discretion at any time. In the event the Employee terminates his employment at any time for any reason, the Employee shall be entitled only to the compensation and unused vacation benefits earned by him up to and including the effective date of his termination, and he shall be entitled to no further or other compensation, benefits, or severance payments of any nature or kind.

(f) Return of Adaptec Equipment and Property. At the time of Employee's termination of employment with Adaptec, Employee agrees to return to Adaptec all Adaptec property and equipment, including but not limited to, computers, printers, computer diskettes, software, files, records, computations, reports, studies, manuals, notebooks, documents, correspondence, customer lists, lists of potential customers, and any and all other confidential information or records and other similar items relating to Adaptec's business, whether prepared by Employee or otherwise coming into Employee's possession.

9. FINAL AND BINDING ARBITRATION:

(a) Final and Binding Arbitration: In the event any controversy or dispute arises in connection with the validity, construction, application, enforcement or breach of this Agreement, including any and all claims that the Employee may have against Adaptec or any of its officers, directors, employees and/or agents acting in their official capacity or otherwise, and all disputes and claims Adaptec may have against Employee, shall be submitted and subjected to final and binding arbitration pursuant to the employment dispute resolution rules of the American Arbitration Association and the California Arbitration Act and the parties hereto expressly waive their rights, if any, to have such matters heard by a court or jury, or administrative agency, whether state or federal. The claims covered by this Agreement which shall be submitted to final and binding arbitration include, but are not limited to, claims for breach of this Agreement, claims for wrongful termination and constructive termination, including any and all claims for compensation and benefits as called for in paragraph 8 of this Agreement; claims for wages or other compensation and benefits due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination and harassment (including, but not limited to, race, color, sex, religion, national origin, age, sexual orientation, marital status, medical condition, family leave, handicap and/or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state or other governmental law, statute, regulation, constitution or ordinance, with the exception of claims excluded in Paragraph 9(b) below. Adaptec will cover all of Employee's legal expenses incurred by Employee to enforce this Agreement following a Change of Control, payable within ten (10) days of Employee's submission of evidence of incurring Employee's incurring such expenses as a result of a refusal to pay benefits under this Agreement.

(b) Claims Not Covered By And Excluded From Binding Arbitration: The parties agree that any claims that the Employee may have for workers' compensation or unemployment compensation benefits are not subject to final and binding arbitration. In addition, the parties agree that both parties shall have the right to seek injunctive relief from a court of competent jurisdiction.

(c) Required Notice Of All Claims and Statute Of Limitations: The parties agree that the aggrieved party must be given written notice of any claim to be arbitrated to the other party within the period of time required by the applicable federal or state statute of limitations. If proper and adequate notice is not given, then the parties agree that any such claim shall not be arbitrated and shall be waived and cannot be brought or litigated in any judicial, arbitral or administrative forum at any time in the future.

(d) Legal Representation: The parties agree that each party to the arbitration may be represented by an attorney or other representative of their own choosing.

(e) Arbitration Procedures: The parties agree to abide by the employment rules and procedures as set forth by the American Arbitration Association. The arbitration shall take place in Santa Clara County, California. The arbitrator shall be selected as follows. The party seeking to arbitrate the dispute shall request a list of seven arbitrators from the American Arbitration Association, said arbitrators to be knowledgeable and experienced in handling employment law matters. Each party shall take turns striking one name from the list, until only one name remains. The party seeking to arbitrate the claim shall strike the first name from the list.

The arbitrator shall apply the substantive law and all applicable remedies of the state in which the claim arose, or federal law, or both, as applicable to the claims asserted. The arbitrator, and not any federal, state or local court or agency, shall have exclusive authority over any dispute relating to the interpretation, applicability, enforceability, formation or breach of this Agreement, including but not limited to any claim that any or all part of the Agreement is void or voidable. The arbitration shall be final and binding upon the parties. The arbitrator shall have the authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motion under the Federal Rules of Civil Procedure.

The parties shall have the right to arrange for and share the cost of a court reporter to provide a stenographic recording of the arbitration proceedings. At the close of the arbitration hearing, the parties shall have the right to prepare and submit post-hearing briefs. The time for filing such a brief shall be set by the arbitrator.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, the parties agree that they will not initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this Agreement.

Adaptec shall pay for all fees and costs of the arbitrator as well as for the cost of the hearing room. Each party shall pay for its own costs and attorneys' fees, if any, incurred in connection with the arbitration. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees to the prevailing party.

This Agreement to arbitrate shall survive the termination of Employee's employment. This is the complete agreement of the parties on the subject of arbitrating disputes.

10. PAYMENT OF TAXES: All payments made to Employee under this Agreement shall be subject to all applicable federal and state income, employment and payroll taxes.

11. ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements or understandings, whether oral, implied or in writing, between the parties hereto with respect to the subject matters covered herein, and contains all of the covenants and agreements between the parties with respect to such matters in their entirety. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification to this Agreement shall be effective only if it is in writing and signed by Employee and Adaptec's CEO. This Agreement may not be terminated without the written consent of Employee and shall be binding on any successor to Adaptec.

12. PARTIAL INVALIDITY: If any other provision in this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

13. APPLICABLE LAW: The laws of the State of California shall govern this Agreement, notwithstanding conflict of laws.

14. CONFIDENTIALITY: Employee agrees that at all times during his employment with Adaptec and following his termination he shall maintain as strictly confidential the existence of, and terms and conditions contained in, the Agreement, to the fullest extent allowed by law.

15. PREPARATION OF AGREEMENT: Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

16. NOTICES: Any notice pursuant to this Agreement shall be deemed validly given or served if given in writing and delivered personally or ten (10) calendar days after being sent by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to Adaptec in writing. In the case of Adaptec, mailed notices shall be directed and addressed to Chairman and Chief Executive Officer, Adaptec, Inc., 691 South Milpitas Blvd., Milpitas, CA 95035.

17. CONTINUING OBLIGATIONS: Whether or not Employee's employment relationship with Adaptec is terminated, neither Employee nor Adaptec shall be relieved of the continuing obligations of the covenants contained in this Agreement.

18. SUCCESSORS: Adaptec shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Adaptec's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Adaptec's obligations under this Agreement in the same manner and to the same extent that Adaptec would be required to perform if no such succession or assignment had taken place.

19. EMPLOYEE'S REPRESENTATIONS: Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and his execution and performance of this Agreement is not in violation or breach of any other agreement between him and any other person or entity. Employee acknowledges and agrees that he is entering into this Agreement voluntarily and free of any duress or coercion.
ADAPTEC, INC.

/s/ "Sundi" Subramanian Sundaresh
"Sundi" Subramanian Sundaresh
Chief Executive Officer

Entered into at Milpitas, California,
this 14th day of August, 2007.

/s/ Christopher O'Meara
Christopher O'Meara
Chief Financial Officer

Entered into at Milpitas, California,
this 21st day of August, 2007.

Exhibit A
[Attach Signed Copy of Employee Proprietary Information Agreement]